FOR ADDITIONAL INFORMATION:
                                                  Stan Lampe
                                                  (859) 815-4061
                                                  shlampe@ashland.com

                                                  FOR IMMEDIATE RELEASE
                                                  August 2, 2002

ASHLAND INC. CEO TO RETIRE

Covington, Ky. - Paul W. Chellgren, chairman and chief executive officer of Ashland Inc., (NYSE:ASH) announced today his plans to retire effective November 15, 2002. Mr. Chellgren, who will turn 60 in January, has been CEO of Ashland Inc. since October 1996 and chairman since January of 1997. Mr. Chellgren has been with the company for 28 years.

     Mannie L. Jackson, speaking on behalf of Ashland's board of directors, said, "Paul Chellgren has made significant contributions to this company during his tenure. His many roles included chief financial officer, chief operating officer, chief executive officer and he has been a member of the board of directors for over 10 years. He led our strategic transition out of the coal and oil and gas exploration businesses. Under his leadership we also formed our very successful refining and marketing joint venture with Marathon Oil Company. In addition, we've had dramatic growth in our highway construction business and our specialty chemical business." Mr. Jackson is Chairman/Owner of Harlem Globetrotters International, Inc. and is a member of Ashland's board and chairman of the personnel and compensation committee.

     "In the coming months, I will be working with the board to ensure a smooth and orderly transition. It's a fine company with wonderful employees, excellent management and an effective and experienced board and strong lines of business." Chellgren said. "I'm pleased to say that I'm leaving at a time when Ashland is financially sound with a strong balance sheet and is clearly focused on continuing to improve shareholder value. I have enjoyed my career with Ashland Inc. immensely."

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     Chellgren  joined Ashland in 1974 as executive  assistant to Ashland's
then  chairman  and  chief  executive  officer.   In  1977,  he  was  named
administrative vice president of Ashland Chemical Company. He became an Ashland Chemical group vice president the following year. He was named senior vice president and group operating officer of Ashland Oil, Inc., in 1980 and was elected senior vice president and chief financial officer in 1988. In January 1992, he was elected president and chief operating officer and a member of the board of directors. He was elected chief executive officer October 1, 1996 and chairman of the board on January 30, 1997.

     A graduate of the  University  of  Kentucky,  Mr.  Chellgren  earned a
M.B.A. from Harvard University and a D.D.E. from England's Oxford University, where he has been named an Honorary Fellow. Mr. Chellgren is active in a number of professional and civic boards.

     Ashland Inc. (NYSE: ASH) is a Fortune 225 company providing products, services, and customer solutions throughout the world. Our businesses include road construction, specialty chemicals, lubricants, car-care products, chemical and plastics distribution and transportation fuels. Through the dedication of our employees, we are "The Who in How Things Work". Find us at www.ashland.com

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